UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 27, 2006
STERLING CONSTRUCTION COMPANY, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-31993 (Commission File Number)	25-1655321 (IRS Employer Identification Number)
20810 Fernbush Lane
Houston, Texas 77073
(Address of principal executive offices)
(281) 821-9091
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
On October 27, 2006, Sterling Construction Company, Inc. (the “Company”) and its wholly-owned subsidiary, Steel City Products, LLC (“SCP”) entered into and simultaneously consummated an agreement with The Bostwick-Braun Company of Toledo, Ohio, a privately-owned distributor of hardware and related items founded in 1855 (“Bostwick”) for the sale to Bostwick of substantially all of the assets and business of SCP. The agreement provides for payment of $4,590,000 at closing, subject to subsequent adjustment based on SCP’s working capital at closing; the issuance by Bostwick of a two-year, 8% promissory note in the amount of $650,000; and the assumption by Bostwick of all but enumerated liabilities of SCP, including bank debt, existing claims, and taxes for past periods. The agreement also contains indemnities by the parties for breaches of representations, warranties and covenants.
It is anticipated that following repayment of SCP’s bank debt and the satisfaction of the liabilities not assumed by Bostwick in the transaction, the Company will realize net proceeds of approximately $1.1 million. The sale is expected to result in a fourth-quarter 2006 pre-tax gain of approximately $250,000, which will be largely sheltered from taxes by the Company’s tax loss carryforwards.
Item 8.01 Other Events
On October 30, 2006, the Company issued a press release announcing the sale of the assets and business of its wholly-owned subsidiary, Steel City Products, LLC. A copy of the press release is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits

Exhibit No.	Description
99.1	Press Release dated October 30, 2006 announcing the closing of the sale of the assets and business of Steel City Products, LLC.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sterling Construction Company, Inc.
By:	/s/ Maarten D. Hemsley
Maarten D. Hemsley
Chief Financial Officer

Dated: November 1, 2006